Exhibit 99.1

Board of Directors

Apergy Corporation

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2019, to the Board of Directors of Apergy Corporation (“Apergy”), as Annex A to, and reference to such opinion letter under the headings “The Transactions—Background of the Transactions,” “The Transactions—Apergy’s Reasons for the Transactions” and “The Transactions—Opinion of Apergy’s Financial Advisors” in, the prospectus relating to the proposed transaction involving Apergy and the upstream energy business of Ecolab Inc., which prospectus forms a part of the registration statement on Forms S-4 and S-1 of ChampionX Holding Inc. and on Form S-4 of Apergy (the “Registration Statements”), and in the proxy statement on Schedule 14A of Apergy. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statements within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

February 11, 2020